UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 18, 2005

VERSATA, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	000-29757	68-0255203
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)

300 Lakeside Drive, Suite 1300, Oakland, California, 94612

(Address of principal executive office including zip code)

(510) 628-1000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01. NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING.

(a) On May 18, 2005, Versata, Inc. (the “Company”) received a notice from the Listing Qualifications Department of the NASDAQ Stock Market (“NASDAQ”) informing that, for the last 30 consecutive business days, the bid price of the Company’s common stock had traded below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 4310(c)(4) (the “Rule”). To regain compliance, the bid price of the Company’s common stock must close at $1.00 per share or more, for a minimum of ten consecutive business days.

The notice further provides that in accordance with Marketplace Rule 4310(c)(8)(D), the Company will be provided a grace period of 180 calendar days, or until November 14, 2005, to regain compliance. If at any time before November 14, 2005, the Company regains compliance, NASDAQ will provide written notice to the Company that it complies with the Rule.

If the Company cannot demonstrate compliance with the Rule by November 14, 2005, NASDAQ will determine whether the Company meets The Nasdaq SmallCap Market initial listing criteria as set forth in Marketplace Rule 4310(c), except for the bid price requirement. If the Company satisfies the initial listing criteria, NASDAQ will notify the Company that it has been granted an additional 180 calendar days to regain compliance. Thereafter, if the Company has not regained compliance, and is not eligible for an additional compliance period, NASDAQ will provide written notification that the Company’s securities will be delisted. At that time, the Company may appeal NASDAQ’s determination to delist its securities to a Listing Qualifications Panel.

The Company has not yet determined to take any action in response to this notice, but will evaluate potential responses depending on the trading price of its common stock, and the time remaining in any applicable grace period to regain compliance with the Rule.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERSATA, INC.

Date: May 23, 2005	By:	/s/ William Frederick
William Frederick
Interim Chief Executive Officer and President, Chief Financial Officer, and Vice President